         COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                               Year Ended             Year Ended              Year Ended
                                            December 31, 1996      December 31, 1995        December 31, 1994
                                                        Fully                   Fully                    Fully
                                           Primary     Diluted     Primary     Diluted      Primary      Diluted
                                           -------------------     -------------------     ---------------------
Net Income (loss)                          $2,434      $2,434      $ (137)     $ (137)     $(3,133)     $(3,133)
                                           ==================      ==================      ====================

Weighted average number of common
  shares outstanding                        6,529       6,529       5,701       5,701        4,162        4,162

Excess of shares issuable upon exercise
  of stock options over shares deemed
  retired under the "modified treasury
  stock" method                               686         807           0           0            0           0
                                           ------------------      -------------------     --------------------
Weighted average number of common
  and dilutive common equivalent shares
  outstanding                               7,215       7,336       5,701       5,701        4,162       4,162
                                           ==================      ==================      ===================
Earnings (loss) per common and
  common equivalent share                   $0.34       $0.33      $(0.02)     $(0.02)     $ (0.78)     $(0.78)
                                           ==================      ==================      ===================